Exhibit 4.22

GUARANTEE
from
AMR CORPORATION
as Guarantor
to
U.S. BANK TRUST NATIONAL ASSOCIATION
as Pass Through Trustee, Subordination Agent and Loan Trustee
[and
[                    ]
as Owner Participant
and
[                    ]
as Owner Trustee]
Dated as of

GUARANTEE
          This Guarantee (this “Guarantee”) made and entered into as of [                    ], 20 [    ], from AMR CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155, as guarantor (the “Guarantor”), to U.S. BANK TRUST NATIONAL ASSOCIATION, in its individual capacity (“U.S. Bank Trust”) and as Pass Through Trustee, Subordination Agent, and Loan Trustee [, the Owner Participant referred to in the Participation Agreement referred to below, the Owner Trustee, and the holders of the Equipment Notes from time to time] (collectively, together with their successors and permitted assigns, the “Beneficiaries” and, individually, a “Beneficiary”).
RECITALS
          [American Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of the Guarantor (together with its successors and permitted assigns, the “Company”) is entering into [that certain Participation Agreement, dated as of                                         ,                      (the “Participation Agreement”), among the Company, the Owner Participant, the Owner Trustee, the Loan Trustee, the Pass Through Trustee, U.S. Bank Trust and the Subordination Agent relating to [Aircraft description] [Property description]. Defined terms used herein without definition shall have the meanings assigned to them in Appendix A to the Participation Agreement, or, if not defined therein, in the Pass Through Trust Agreement.]
or
          [American Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of the Guarantor (together with its successors and permitted assigns, the “Company”) is entering into [that certain Participation Agreement, dated as of                                         ,                      (the “Participation Agreement”), among the Company, the Pass Through Trustee, the Subordination Agent, the Loan Trustee and U.S. Bank Trust relating to [Aircraft description] [Property description]. Defined terms used herein without definition shall have the meanings assigned to them in Appendix A to the Participation Agreement, or, if not defined therein, in the Pass Through Trust Agreement.]
          It is a condition precedent to the obligations of the Beneficiaries to consummate the transactions contemplated by the Participation Agreement that the Guarantor execute and deliver this Guarantee.

          Accordingly, for and in consideration of the premises and of other good and valuable consideration, the Guarantor does hereby covenant and agree with the Beneficiaries from and after the execution of the Participation Agreement as follows:
ARTICLE I
REPRESENTATIONS AND WARRANTIES OF GUARANTOR
          SECTION 1.1. Guarantor Representations and Warranties. The Guarantor does hereby represent and warrant that: it is a corporation duly incorporated and in good standing under the laws of the State of Delaware; it has the power to enter into and perform this Guarantee and to own its corporate property and assets; it has duly authorized the execution and delivery of this Guarantee by proper corporate action; and neither this Guarantee, nor the authorization, execution, delivery and performance hereof, nor the performance of the agreements herein contained nor the consummation of the transactions herein contemplated will violate in any material respect any provision of law, any order of any court or agency of government or any agreement, indenture or other instrument to which the Guarantor is a party or by which it or its property is bound, or in any material respect be in conflict with or result in a breach of or constitute a default under any indenture, agreement or other instrument or any provision of its certificate of incorporation, bylaws or any requirement of law. This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles.
ARTICLE II
GUARANTEE OF OBLIGATIONS
          SECTION 2.1. Obligations Guaranteed. The Guarantor hereby unconditionally guarantees to each of the Beneficiaries, as their respective interests may appear, the full and prompt payment by the Company, when and as the same shall become due and payable, whether at the stated payment date thereof, by acceleration, or otherwise, of, and the faithful performance and compliance with, all payment obligations of the Company under the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)]1 and the other [Company Operative Documents] owed to the Beneficiaries strictly in accordance with the terms

[1]	Insert appropriate references to documents to which the Company is a party.

thereof, however created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due (such payment obligations, the “Obligations”). If for any reason the Company shall fail punctually to pay any such Obligations, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated payment date thereof, by acceleration, or otherwise. All payments by the Guarantor hereunder shall be paid in lawful money of the United States of America.
          SECTION 2.2. Obligations Unconditional. The obligations of the Guarantor under this Guarantee shall be absolute, unconditional and irrevocable and shall constitute a continuing and present guarantee of payment and not of collectability. Such obligations shall remain in full force and effect until the Obligations are finally, indefeasibly and unconditionally paid in full in accordance with the terms of the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] and the other [Company Operative Documents], and, to the maximum extent permitted by applicable law, such obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Guarantor:
     (a) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents], or of the payment, performance or observance thereof;
     (b) the failure to give notice to the Guarantor of the occurrence of any default or an Event of Default under the terms and provisions of the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents];
     (c) the assignment or purported assignment of any of the obligations, covenants and agreements contained in this Guarantee;
     (d) the extension of the time for payment of any Obligation or of the time for performance of any obligations, covenants or agreements under or arising out of the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents] or the extension or the renewal of any thereof;

     (e) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Participation Agreement, [the Lease,] [the Equipment Notes,] or the other [Company Operative Documents];
     (f) the taking or the omission to take any of the actions referred to in this Guarantee or in the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents];
     (g) any failure, omission or delay on the part of, or the inability of, the Beneficiaries for any reason to enforce, assert or exercise any right, power or remedy conferred on such Beneficiaries or any other [Person] [person, firm or corporation] in this Guarantee or in the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents];
     (h) the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Company or any or all of its assets, or any allegation or contest of the validity of the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or the other [Company Operative Documents] or the disaffirmance of the Participation Agreement, [the Lease,] [the Equipment Notes,] [the Pass Through Trust Agreement(s)] or any other [Company Operative Documents] in any such proceeding; it being specifically understood, consented and agreed to, to the maximum extent permitted by applicable law, that this Guarantee shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if such proceedings had not been instituted, and it is the intent and purpose of this Guarantee that the Guarantor shall and does hereby waive, to the maximum extent permitted by applicable law, all rights and benefits which might accrue to the Guarantor by reason of any such proceedings;
     (i) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee;
     (j) the default or failure of the Guarantor fully to perform any of its obligations set forth in this Guarantee;

     (k) the release, substitution or replacement of any security for the performance or observation of any of the Obligations;
     (l) any assignment, transfer, [sub]lease or other arrangement by which the Company transfers possession of or loses control of the use of the [Aircraft description] [Property description];
     (m) the disposition by the Guarantor of any or all of its interest in any capital stock of the Company, or any change, restructuring or termination of the corporate structure, ownership, corporate existence or any rights or franchises of the Company;
     (n) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor; or
     (o) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.
          SECTION 2.3. No Waiver or Set-Off. The Guarantor agrees that, to the maximum extent permitted by law, (a) no act of commission or omission of any kind or at any time on the part of any Beneficiary, or its successors and assigns, in respect of any matter whatsoever shall in any way impair the rights of the Beneficiaries to enforce any right, power or benefit under this Guarantee, and (b) no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than performance), which the Guarantor or the Company has or may have against any Beneficiary or any assignee or successor thereof shall be available hereunder to the Guarantor.
          SECTION 2.4. Waiver of Notice; Expenses. The Guarantor hereby expressly waives notice from the Beneficiaries of their acceptance and reliance on this Guarantee. The Guarantor further waives, to the maximum extent permitted by law, any right that it may have (a) to require the Beneficiaries to take action or otherwise proceed against the Company, (b) to require the Beneficiaries to proceed against or exhaust any security granted by the Company [or the Owner Trustee] or (c) to require the Beneficiaries otherwise to enforce, assert or exercise any other right, power or remedy that may be available to the Beneficiaries. The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by the Beneficiaries in enforcing or attempting to enforce this Guarantee or protecting the rights of the Beneficiaries following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

          SECTION 2.5. Subrogation of Guarantor; Subordination. Notwithstanding any payment or payments made by the Guarantor, the Guarantor agrees that it will not enforce, by reason of subrogation, contribution, indemnity or otherwise, any rights the Beneficiaries may have against the Company until all of the Obligations shall have been finally, indefeasibly and unconditionally paid in full. Any claim of the Guarantor against the Company arising from payments made by the Guarantor by reason of this Guarantee shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment or discharge of all of Obligations.
          SECTION 2.6. Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, made by or on behalf of the Company or the Guarantor in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Beneficiaries for any reason whatsoever, whether upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for the Company or any substantial part of its properties, or otherwise, all as though such payment had not been made.
          SECTION 2.7. Rights to Proceed Against the Guarantor. In the event of a default in any payment of any Obligation owed to any Beneficiaries, notwithstanding anything herein to the contrary, such Beneficiaries shall have the right to institute any proceeding, judicial or otherwise, to enforce their rights under this Guarantee without first instituting a legal proceeding against the Company or any other Person.
ARTICLE III
COVENANTS OF THE GUARANTOR
          [SECTION 3.1. Consolidation or Merger of the Guarantor. The Guarantor may merge or consolidate with or into any other Person or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, if: (a) (i) in the case of a merger or consolidation, the Guarantor is the surviving Person or (ii) in the case of a merger or consolidation where the Guarantor is not the surviving Person and in the case of any such sale, conveyance, transfer or other disposition, the resulting, surviving or transferee Person is organized and existing under the laws of the United States or a State thereof and such Person expressly assumes by supplemental agreement all the obligations of the Guarantor under this Guarantee; and (b) the Guarantor shall have delivered to [the Owner Trustee, the Owner Participant and] the Loan Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger, consolidation, sale, conveyance, transfer or other disposition complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with. In the event of the assumption by a successor Person of the obligations of the Guarantor as provided in clause (a)(ii) of the immediately preceding sentence, such successor Person shall succeed to and be substituted for the Guarantor hereunder, and all such obligations of the Guarantor shall terminate.
          SECTION 3.2. Reports by the Guarantor. During the term hereof, the Guarantor covenants:
     (a) to file with the Pass Through Trustee, within 30 days after the Guarantor is required to file the same with the Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Guarantor may be required to file with the Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended; or, if the Guarantor is not required to file information, documents or reports pursuant to either of such sections, then to file with the Pass Through Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), such of the supplementary and periodic information, documents and reports which may be required pursuant to section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
     (b) to file with the Pass Through Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act, such additional information, documents and reports with respect to compliance by the Guarantor with the conditions and covenants provided for in this Guarantee and the Pass Through Trust Agreement, as may be required from time to time by such rules and regulations;
     (c) to transmit to all Holders of the Pass Through Certificates within 30 days after the filing thereof with the Pass Through Trustee, in the manner and to the extent provided in section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Guarantor pursuant to subsections (a) and (b) of this Section 3.2, as may be required by rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act; and

     (d) to deliver to the Pass Through Trustee, within 120 days after the end of each fiscal year of the Guarantor, a brief certificate from the principal executive officer, principal financial officer, or principal accounting officer as to his or her knowledge of the Guarantor’s compliance with all conditions and covenants under this Guarantee. For purposes of this Section 3.2, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Guarantee.][Delete if comparable provisions are included in applicable Trust Supplement.]
ARTICLE IV
NOTICES
          SECTION 4.1. Notices. All notices required under the terms and conditions of this Guarantee shall be in writing and in English, and any such notice may be given by United States mail, courier service or facsimile or any other customary means of communication, and any such notice shall be effective when delivered (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received), to the Guarantor addressed to it at AMR Corporation, MD 5566, P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616, Attention: Treasurer. The Guarantor, by notice to the Beneficiaries, may designate additional or different addresses for subsequent notices or communications.
ARTICLE V
MISCELLANEOUS
          SECTION 5.1. Evidence of Compliance with Conditions Precedent. The Guarantor shall provide the Pass Through Trustee with such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee that relate to the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an [Officer’s Certificate].
          SECTION 5.2. Remedies Not Exclusive. No remedy herein conferred upon or reserved to the Beneficiaries is intended to be exclusive of any other available remedy or remedies, but, to the maximum extent permitted by law, each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Beneficiaries to exercise any remedy reserved to them in this Guarantee, to the maximum extent permitted by applicable law, it shall not be necessary to give any notice. In the event any provision contained in this Guarantee should be breached, and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. To the maximum extent permitted by applicable law, no waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties to this Guarantee.
          SECTION 5.3. Entire Agreement; Counterparts; Successors and Assigns. This Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. To the maximum extent permitted by applicable law, this Guarantee shall be binding upon the successors and permitted assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, each of the Beneficiaries and its respective successors and permitted assigns.
          SECTION 5.4. Severability. To the maximum extent permitted by applicable law, any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 5.5. Governing Law. THIS GUARANTEE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. This Guarantee is subject to the Trust Indenture Act, and if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required by the Trust Indenture Act to be a part of and govern this Guarantee, the latter provision shall control. If any provision of this Guarantee modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee as so modified, or to be excluded, as the case may be, whether or not such provision of this Guarantee refers expressly to such provision of the Trust Indenture Act.

          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in is corporate name, as of the date first above written.

AMR CORPORATION
By:
Name:
Title:

ACCEPTED: U.S. BANK TRUST NATIONAL ASSOCIATION
By:
Title:
[BENEFICIARY]

By:
Title:
[BENEFICIARY]

By:
Title:

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